Warrant LockUp Agreement

This agreement is by and between Casinovations, Inc. (the
"Corporation") and the undersigned shareholders as agreed to on the
	day of March	, 1998.   The purpose of this agreement is to
define the agreed upon rights and responsibilities of the principal shareholders, officers and directors in relation to the A, B and C Warrants being registered on their behalf in Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (SEC).

The undersigned shareholders agree that the Warrants are intended to support the capitalization of the Corporation and were not intended to be used for immediate personal gain or to stabilize the market as per Section 10(b)(6) or
10(b)(7) under the SEC Act of 1934.   Therefore, the undersigned shareholders
do hereby agree to the following:

The undersigned shareholders agreed that they will not exercise the Warrants during the offering period. The offering period includes the primary offering of the Corporation and the secondary offering by Selling
Securityholders.   Thereafter, in the event the undersigned shareholders
exercise any Warrants, the common stock issued to the undersigned shareholders upon said exercise shall be locked in and restricted from trading for a period of one year. Upon exercise, a notice shall be placed on the face of each stock certificate stating that the transfer of the common stock evidenced by said certificate is restricted in accordance with the conditions set forth on the reverse side of each common stock certificate; and a typed legend shall be placed on the reverse side of each common stock certificate which states that the sale or the transfer of the common shares as evidenced by the certificate is subject to certain restrictions until one year from the date of issuance pursuant to this Agreement between the shareholders of the Corporation (whether beneficial or of record) and the
Corporation.   This agreement shall be on file with the Corporation and the transfer agent and a copy shall be available upon request and without charge.

The undersigned shareholders agree not to sell or otherwise transfer their interest in the Warrants except to an underwriter or other market maker in
the  common stock once a market is established.   The undersigned
shareholders further agree that the total value in cash or other consideration, paid by the underwriter/market maker to the undersigned shareholders shall not exceed $.001 per Warrant.

The undersigned hereby agree that the terms of this agreement may not be waived in whole or in part by the Corporation or any of the other parties hereto.


In witness whereof, the parties hereto have duly executed this agreement as of the above mentioned date:

                                      Holder of                      Warrants
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                                      Holder of                      Warrants
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                                      Holder of                      Warrants
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Casinovations, Inc.

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by: